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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility

Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
1940


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FORM 4
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                                                   OMB APPROVAL
[ ] Check this box if no longer                    OMB Number 3235-0287
    subject to Section 16.  Form 4                 Expires: September 30, 1998
    or Form 5 obligations may                      Estimated average burden
    continue.  See Instruction 1(b).               hours per response 0.5
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(Print or Type Responses)
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1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                             to Issuer (Check all applicable)
William Blair Venture Partners III             Desktop Data, Inc.                 DTOP
Limited Partnership
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(Last)        (First)     (Middle)          3. IRS or Social Security  4. Statement for      ___ Director      ___ 10% Owner
                                               Number of Reporting        Month/Year         ___ Officer (give _x_ Other (specify
                                               Person (Voluntary)                   03/96                 title        below)
                                                                                                          below)


222 West Adams Street
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          (Street)                             36-3569771              5. If Amendment,    7. Individual or Joint/Group Filing
                                                                          Date of Original    (Check Applicable Line)
                                                                          (Month/Year)
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Chicago, IL                  60606                                                         __Form filed by One Reporting Person
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(City)       (State)         (Zip)           TABLE I - NON-DERIVATIVE SECURITIES
                                                       ACQUIRED, DISPOSED OF, OR           __Form filed by More than One Reporting
                                                       BENEFICIALLY OWNED                    Person


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1. Title of Security                        2. Trans-     3. Trans-      4. Securities       5. Amount of    6. Owner-   7. Nature
   (Instr. 3)                                  action        action         Acquired (A)        Securities      ship        of In-
                                               Date          Code           or Disposed of (D)  Beneficially    Form:       direct
                                                             (Instr. 8)                         Owned at        Direct      Bene-
                                               (Month/                      (Instr. 3, 4 and 5) End of          (D) or      ficial
                                                Day/                                            Month           Indirect    Owner-
                                                Year)                                                           (I)         ship
                                                                                                (Instr. 3 and 4)
                                                                                                                (Instr. 4) (Instr.4)
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                                                          Code   V           Amount  (A) or  Price
                                                                                     (D)
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Common Stock                                  4/24/96      S                 50,000   D      38 3/8  241,620       I          *
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Common Stock                                  4/25/96      S                 83,000   D      38 5/8  241,620       I          *
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Common Stock                                  7/26/96      S                  1,000   D      26      240,620       I          *
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Common Stock                                  8/2/96       S                  7,500   D      26      233,120       I          *
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Common Stock                                  10/24/96     S                 20,000   D      25 1/8  213,120       I          *
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Reminder:  Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                                                                                 (Over)
*If the form is filed by more than one reporting person, see instruction 4(b)                                        SEC 1474 (7-96)
(v).
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FORM 4 (continued)   Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of    2.Conver-    3. Trans-    4. Transac-   5. Number of Deriv-      6. Date Exer-
   Derivative    sion or       action       tion Code     ative Securities Ac-     cisable and Ex-
   Securit)      Exercise      Date         (Instr. 8)    quired (A) or Dis-       piration Date
   (Instr. 3)    Price of                                 posed of (D)             (Month/Day/
                 Deriv-         (Month/                   (Instr. 3, 4, and 5)     Year)
                 ative          Day/
                 Security       Year)
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                                                                                   Date      Expira
                                                                                   Exer-     -tion
                                                                                   cisable   Date
                                            Code    V     (A)         (D)
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                     Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g., puts, calls, warrants, options, convertible securities)

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 7. Title and Amount     8. Price      9. Number     10. Owner-    11.  Na-
    of Under-               of            of Deriv-      ship           ture
   lying Securities         Derivative    ative          Form           of In-
   (Instr. 3 and 4)         Secur-        Secur-         of De-         direct
                            ity           ities          rivative       Bene-
                                          Benef-         Security       ficial
                            (Instr.       ically         Direct         Own-
    Title     Amount or      5)           Owned at       (D) or         ership
              Number of                   End of         Indi-          (Instr. 4)
              Shares                      Month          rect (I)
Date                                      (Instr. 4)     Instr. 4)
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Explanation of Responses:



* Reporting person is record and beneficial owner of shares which can be attributed to Ellen Carnahan, a director of the Issuer, pursuant to Rule 13d-3.


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a). **Signature of Reporting Person Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

WILLIAM BLAIR VENTURE PARTNERS III LIMITED PARTNERSHIP
By:  William Blair Venture Management Co.
Its:  General Partner


    Ellen Carnahan                                  4/2/97
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**Signature of Reporting Person                      Date



Ellen Carnahan                                                   Page 2
General Partner                                                  SEC 1474 (7-96)